Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND

REPORT ON SCHEDULES

We consent to the use in this Registration Statement on Form S-4 of Metals USA Holdings Corp. and subsidiaries (the “Successor Company”) of our report dated March 21, 2007 (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the Successor Company’s acquisition of Metals USA, Inc. and subsidiaries on December 1, 2005, in a transaction accounted for in accordance with Statement of Financial Accounting Standards No. 141, “Business Combinations”) appearing in the Prospectus, which is part of this Registration Statement, and to the reference to us under the heading “Experts” in such Prospectus.

Our audits of the financial statements referred to in our aforementioned report also included the financial statement schedules of Metals USA Holdings Corp., listed in Item 21. These financial statement schedules are the responsibility of Metals USA Holdings Corp.’s management. Our responsibility is to express an opinion based on our audits. In our opinion, such financial statement schedules, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects, the information set forth therein.

/s/ Deloitte & Touche LLP

Houston, Texas

September 19, 2007